Exhibit 4.27

DATED: lst OCTOBER 2018
ULTRA ONE SHIPPING LTD
(THE “BORROWER”)
-AND-
THE BANKS AND FINANCIAL INSTITUTIONS
LISTED IN SCHEDULE 1
(As LENDERS)
-AND-
EUROBANK ERGASIAS S.A.
(AS ARRANGER, ACCOUNT BANK, AGENT AND SECURITY TRUSTEE)

LOAN AGREEMENT (NO. 161) IN RESPECT OF A TERM LOAN OF UP TO US$15,000,000

THIS AGREEMENT is dated the 1st  day of October 2018 and made BETWEEN:
(1)	ULTRA ONE SHIPPING LTD, being a company incorporated in accordance with the laws of the Republic of Liberia whose registered office is situated at 80, Broad Street, Monrovia, Liberia (the "Borrower");
(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the "Lenders");
(3)
EUROBANK ERGASIAS S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece, as arranger (the "Arranger");

(4)
EUROBANK ERGASIAS S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece, as account bank (the "Account Bank");

(5)
EUROBANK ERGASIAS S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece, as agent (the "Agent"); and

(6)
EUROBANK ERGASIAS S.A., a banking societé anonyme duly incorporated under the laws of Greece, having its registered office at 8, Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece, as security trustee (the "Security Trustee").

AND IT IS HEREBY AGREED as follows:
1.	PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Purpose
This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lenders will make available to the Borrower a secured term loan of up to the lesser of (a) US$15,000,000 and (b) 60% of the market value of the Ship, for the purpose of refinancing the outstanding indebtedness of the Borrower with another lender and providing working capital to the Borrower.
1.2	Definitions. Subject to Clause 1.5, in this Agreement:
"Account Bank” means, in relation to any of the Earnings Account or the Retention Account, EUROBANK ERGASIAS S.A., acting through its Shipping Division at 83, Akti Miaouli, 185 38 Piraeus, Greece, or any other branch or financial institution designated by the Agent from time to time at its sole discretion;

"Accounting Information" means the annual audited accounts for the Guarantor to be provided to the Agent in accordance with Clause 11.6 (a) of this Agreement (as the context may require);
"Accounts Pledges" means, together, the deed or deeds of pledge creating security over the Earnings Account and the Retention Account, to be executed by Borrower in favour of the Security Trustee and/or the Account Bank, in such form as the Lenders may approve or require;
"Affected Lender" has the meaning given in Clause 5.5;
"Affiliate" means a subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;
"Agency and Trust Deed" means the agency and trust deed executed or to be executed between the Borrower, the Lenders, the Arranger, the Account Bank, the Agent and the Security Trustee, in such form as the Lenders may approve or require;
"Agent" means EUROBANK ERGASIAS S.A., having its registered office at 8, Othonos Street, Athens, Greece and acting through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece or any successor of it appointed under clause 5 of the Agency and Trust Deed;
"Approved Manager" means EUROBULK (FAR EAST) LTD. INC., a company incorporated in the Philippines with its principal office at 12th Floor Ma. Natividad Bldg., 470 TM Kalaw cor., Sts., Ermita, Manila, Philippines or any other company appointed by the Borrower with the prior written consent of the Agent (such consent not to be unreasonably withheld)  from time to time as the commercial, technical and operational manager of the Ship;
"Approved Manager's Undertaking-Assignment" means, in relation to the Ship, a letter of undertaking executed or (as the context may require) to be executed by the Approved Manager in favour of the Security Trustee for the Ship in the terms reasonably required by the Security Trustee, agreeing certain matters in relation to the Approved Manager and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents and incorporating also a first priority assignment of all the rights which the Approved Manager may have in the Insurances relating to the Ship (other than the right to be reimbursed for P&I claims under the "pay and be paid" rule), in such form as the Agent, acting on the instructions of the Majority Lenders, may approve or require;
"Approved Flag" means the Republic of Liberia or such other flag as the Agent may, in its sole and absolute discretion, approve as the flag on which the Ship shall be registered;
"Approved Flag State" means the Republic of Liberia or any other country in which the Agent may, in its sole and absolute discretion, approve that the Ship be registered;
"Arranger" means EUROBANK ERGASIAS S.A., having its registered office at 8, Othonos Street, Athens, Greece and acting through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece;

"Assignment" means a first priority deed of assignment of all Insurances, Earnings, Requisition Compensation as well as of any Charter Rights in respect of any Charter in relation to the Ship, to be executed by the Borrower in favour of the Security Trustee, in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders) and respective notices of assignment and acknowledgements thereof and an "Assignment" means any of them;
"Availability Period" means the period commencing on the date of this Agreement and ending on:
(a)	the Latest Permissible Drawdown Date or such later date as the Lenders may agree with the Borrower; or
(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;
"Bail-In Action” means the exercise of any Write-down and Conversion Powers;
"Bail-In Legislation” means, in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
“Basel III Framework” means the global regulatory standards on bank capital adequacy and liquidity referred to by the BCBS as "Basel III" or "the Basel III Framework" published in December 2010, together with any further guidance or standards in relation to "Basel III" or "the Basel III Framework" published or to be published by the Basel Committee on Banking Supervision;
“Borrower” means the Borrower as specified in the beginning of this Agreement;
"Business Day"  means a day other that a Saturday or Sunday on which banks are open in New York, London, Athens, Piraeus, Nicosia and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;
"Capital Control Approval" means the approval of the competent authorities of Greece in accordance with the applicable regulations of the Bank of Greece and the legislation relating to capital controls and other economic measures imposed by the Government of Greece;
“Charter” means any charter or other contract of employment of more than twelve months' duration in respect of the Ship acceptable to the Agent;
"Charterer" in respect of any Charter, means a first class charterer in the opinion of the Agent and acceptable to the Agent in its discretion, the Agent's approval not to be unreasonably withheld;
"Charter Rights" in respect of the Ship, means all rights and benefits accruing to the Borrower under or arising out of the relevant Charter and not forming part of the Earnings;

"Code" means the United States Internal Revenue Code of 1986 (as amended);
"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);
“Commitment Fee” means the fee to be paid by the Borrowers to the Agent pursuant to Clause 20.1;
“Commitment Letter” means the Commitment Letter dated 20 August 2018 duly accepted by the Borrower and the Guarantor on 28 August 2018;
"Compliance Certificate" means a certificate referring to a compliance date in the form set out in Schedule 5 (or in any other form which the Agent approves) to be provided together with the financial accounts provided in accordance with Clauses 11.6 and 12.8;
"Compliance Date" means 31 December of each calendar year (or such other dates as the Agent may agree pursuant to Clause 12.8);
"Contractual Currency" has the meaning given in Clause 21.5;
"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;
"Creditor Party" means the Agent, the Security Trustee, the Arranger, the Account Bank and any Lender, whether as at the date of this Agreement or at any later time;
"Dollars" and "US$" means the lawful currency for the time being of the United States of America;
"Drawdown Date" means the date, being a Business Day falling not later than the Latest Permissible Drawdown Date on which the Loan is or, as the context may require, shall be advanced to the Borrower;
"Drawdown Notice" means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);
"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the owner of the Ship or (as the case may be) to the Security Trustee pursuant to the Assignment in connection with the Ship and which arise out of the use or operation of the Ship, including (but not limited to):
(a)
all freight, hire and passage moneys, compensation payable to the owner of the Ship or (as the case may be) to the Security Trustee pursuant to the Assignment in connection with the Ship in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings;
(c)	contributions of any nature whatsoever in respect of general average; and
(d)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

"Earnings Account" means an account in the name of the Borrower with the Account Bank and/or the Security Trustee and/or any other Creditor Party, or any other account (with that or another branch of the Account Bank and/or the Security Trustee and/or any other Creditor Party) which is designated by the Agent from time to time at its sole discretion, as the Earnings Account for the purposes of this Agreement;
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway;
"Environmental Claim" means:
(d)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(e)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
"Environmental Incident" means:
(a)	any release of Environmentally Sensitive Material from the Ship; or
(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship or the owner of the Ship and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the owner of the Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
"Event of Default" means any of the events or circumstances described in Clause 19.1;
"FATCA" means:
(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;
(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA;
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction;
"FATCA FFI" means a foreign financial institution as defined in section

1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;
"FATCA Non-Exempt Lender" means any Lender who is not a FATCA Exempt Party;
"FATCA Protected Lender" means any Lender irrevocably designated as a "FATCA Protected Lender" by the Borrower by notice to that Lender and the Agent at least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Agent for the account of that Lender);
“Final Maturity Date” means in respect of the Loan the date falling seven years after the Drawdown Date of the Commitment but no later than 25 October, 2025;
"Finance Documents" means:
(a)	this Agreement;
(b)	the Drawdown Notice;
(c)	the Agency and Trust Deed;
(d)	the Guarantee;
(e)	the Mortgage;
(f)	the Assignment;
(g)	the Accounts Pledges;
(h)	the Approved Manager's Undertaking;
(i)	the Guarantor's Undertaking-Assignment; and
(j)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	under any loan stock, bond, note or other security issued by the debtor;
(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;
(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

"Financial Year" means, in relation to the Borrower, each period of 1 year commencing on 1 January in respect of which its accounts are or ought to be prepared;
"Front end Fee" means the fee to be paid by the Borrower to the Agent pursuant to Clause 20.1 hereof;
"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America;
"Group" means the Guarantor and its subsidiaries (including the Borrower);
“Guarantee” means the guarantee and indemnity given or, as the context may require, to be given by the Guarantor in favour of the Security Trustee in form and substance satisfactory to the Agent, as security for the Secured Liabilities and any and all obligations of the Borrower under this Agreement;
“Guarantor” means EURODRY LTD. being a company incorporated in accordance with the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or any other legal entity nominated by the Borrower and accepted by the Agent which have, or as the context may require, shall or may at any time guarantee the obligations of the Borrower under this Agreement and/or those of the other Security Parties to the Lenders and/or any other Creditor Party;
"Guarantor's Undertaking-Assignment" means, in relation to the Ship, an undertaking to the Security Trustee in respect of the Ship executed or (as the context may require) to be executed by the Guarantor, being nominated as co-assured in the insurance policies for the Ship whereby the Guarantor would undertake throughout the Security Period, to subordinate any and all claims it may have against the Borrower and/or the Ship to the claims of the Lenders under the Loan Agreement and the Security Documents and would incorporate also a first priority assignment of all the rights which the Guarantor may have in the Insurances relating to the Ship (other than the right to be reimbursed for P&I claims under the "pay and be paid" rule);
"IACS" means the International Association of Classification Societies;
"Insurances" means:
(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship; and
(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
"Interest Period" means a period determined in accordance with Clause 6;
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788(19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);
"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time);
"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;
“Latest Permissible Drawdown Date” means the 25th October 2018 being the latest date for drawdown of Loan pursuant to Clause 2 hereof or such later date as the Lenders may agree in writing;
"Lender" means, subject to Clause 26.6:
(a)
a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14), its successor or assign, unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a valid Transfer Certificate;
"LIBOR" means, in relation to any amount and for any period, the offered rate (if any) for deposits of United States Dollars for such amount and for the period which is:
(a)
the London interbank offered rate administrated by ICE Benchmark Administration Limited (or if ICE Benchmark Administration Limited ceases to act in the role of administrating and publishing LIBOR rates, the equivalent rate published by a subsequently appointed administrator of LIBOR) for United States Dollars for the relevant period displayed on the appropriate page of the Reuters screen at or about 11:00 a.m. (London time) on the Quotation Date for such period (and if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower); or

(b)
if on such date no such rate is displayed, the arithmetic mean of the rates (rounded upwards to the nearest 1/16th of one per cent) quoted to the Agent as the rate for deposits of United States Dollars in an amount comparable to the amount in relation to which LIBOR is to be determined and for a period equivalent to the relevant period offered by the Agent to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period, provided however that if the rate determined pursuant to paragraph (a) or paragraph (b) above is lower than zero (0), then LIBOR shall be zero (0);"Loan" means the principal amount for the time being outstanding under this Agreement;
"Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds US$500,000 or the equivalent in any other currency;
"Majority Lenders" means:
(a)	before the Loan has been made, Lenders whose Commitments are equal to or greater than 66 ⅔ per cent. of the Total Commitments; and
(b)	after the Loan has been made, Lenders whose Contributions are equal to or greater than 66 ⅔ per cent. of the Loan;
"Mandatory Costs" shall have the meaning given to it in Clause 21.8;
"Margin" means three point twenty five per cent (3.25%) per annum;
“Market Value" means the market value of the Ship determined prior to the Drawdown Date of the Loan and at least once a year thereafter by one separate, independent and reputable first class sale and purchase broker, appointed by and reporting to the Agent certifying the market value of the Ship on the basis of the value of the Ship charter free at the expense of the Borrower in accordance with Clause 15.4 and 15.9 hereof;
"Material Adverse Effect" means, in the reasonable opinion of the Majority Lenders, a material adverse effect on the Borrower's ability to meet its obligations under any of the Finance Documents;
"Material Adverse Change" means any event or series of events which, in the reasonable opinion of the Majority Lenders, has or will have a Material Adverse Effect;
“Minimum Liquidity” means, at any time, free and unencumbered minimum liquidity balances of at least Five Hundred Thousand Dollars (US$500,000) which is to be held during the Security Period in an account opened or to be opened with the Lenders or the Agent or the Account Bank in the name of the Borrower or the Guarantor to be assessed on an annual average basis;
"Mortgage" means the first priority ship mortgage on the Ship to be executed by the Borrower in favour of the Security Trustee under the Approved Flag (and deed of covenant collateral thereto if applicable), in such form as the Security Trustee may approve or require, as the same may from time to time be amended and/or supplemented;
"Negotiation Period" has the meaning given in Clause 5.8;

“Net Worth” means the value of the total assets of the Guarantor minus total liabilities, as expressed in its financial statements;
"Notifying Lender" has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;
"Party" means a party to this Agreement or a Finance Document;
"PATRIOT Act" means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);
"Payment Currency" has the meaning given in Clause 21.5;
"Permitted Security Interests" means:
(a)	Security Interests created by the Finance Documents;
(b)	liens for unpaid crew's wages in accordance with usual maritime practice;
(c)	liens for salvage;
(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;
(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the owner of the Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(h);

(f)
any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Pertinent Jurisdiction", in relation to a company, means:
(a)	England and Wales;
(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company's central management and control is or has recently been exercised;
(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time and/or the satisfaction of any other condition, would constitute an Event of Default;
"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;
"Quotation Date" means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;
"Repayment Date" means a date on which a repayment is required to be made under Clause 8;
"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers;
"Retention Account" means an interest bearing account in the name of the Borrower with the Account Bank and/or the Security Trustee and/or any other Creditor Party, or any other account (with that or another office of the Account Bank and/or the Security Trustee and/or any other Creditor Party) which is designated by the Agent as the Retention Account following consultation with the Borrower and the Guarantor for the purposes of this Agreement;
"Restricted Party" means a person:
(a)	that is listed on, owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; or
(b)	is located, organised or resident in a Sanctioned Country; or

(c)
otherwise a target of Sanctions (being a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities or against whom Sanctions are otherwise directed);

“Sanctioned Country” means a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory (including, without limitation, currently, Cuba, Iran, Burma, North Korea and Syria).
"Sanctions" means any economic sanctions laws, regulations, embargoes or restrictive measures applicable to any Security Party that are administered, enacted or enforced by:
(a)	the United States government;
(b)	the United Nations;
(c)	the European Union or any of its Member States, including without limitation, the United Kingdom;
(d)	any country to which the Borrower, or any other member of the Group is bound; or
(e)
the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Her Majesty's Treasury (HMT) (together Sanctions Authorities);

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list issued by OFAC, the "Consolidated List of Financial Sanctions Targets and Investment Ban List" issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities as applicable to any Security Party;
"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents and in the case of the Approved Manager under or by virtue of the Approved Manager's Undertaking-Assignment or any judgment relating to such Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
"Security Interest" means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;
(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and
(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
"Security Party" means the Borrower, the Guarantor, the Approved Manager, and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within paragraph (j) of the definition of "Finance Documents";
"Security Period" means the period commencing on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Finance Documents whensoever arising have been irrevocably paid, performed and/or complied with;
"Security Trustee" means EUROBANK ERGASIAS S.A., having its registered office at 8, Othonos Street, Athens, Greece and acting through its office at 83, Akti Miaouli, 185 38 Piraeus, Greece or any successor of it appointed under clause 5 of the Agency and Trust Deed;
"Ship" means  the m.v. "ALEXANDROS", built in 2017, being of 35.812 tons gross and 21.224 net tons, currently registered under the flag of the Republic of Liberia with IMO No 9723045 and Official Number 17150 in the name of the Borrower;
"Total Loss" means:
(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;
(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire unless she is within 40 days redelivered to the full control of the Ship's owner;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 40 days redelivered to the full control of the Ship's owner;
"Total Loss Date" means:
(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the owner of the Ship, with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
"Transfer Certificate" has the meaning given in Clause 26.2;
"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Deed; and
"US Tax Obligor" means:
(a)	a Party which is resident for tax purposes in the United States of America; or
(b)	a Party some or all of whose payments under the Finance Documents are from sources within the United States for US Federal income tax purposes.
“Write-down and Conversion Powers” means, in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.
1.3	Construction of certain terms. In this Agreement:
"approved"  means, for the purposes of Clause 13, approved in writing by the Agent;
"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
"company" includes any partnership, joint venture and unincorporated association;
"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
"document" includes a deed; also a letter, fax or telex;
"excess risks"  means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of her insured value being less than the value at which the Ship is assessed for the purpose of such claims;
"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any value added or other tax applicable thereon;
"law" includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
"months"  shall be construed in accordance with Clause 1.4;
"obligatory insurances"  means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;
"parent company"  has the meaning given in Clause 1.5;
"person"  includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
"protection and indemnity risks"  means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision in the Norwegian Marine Insurance Plan;
"regulation" includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;
"subsidiary"  has the meaning given in Clause 1.5;
"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;
"tax"  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and
"war risks"  includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.4
Meaning of “month”.  A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and "month" and "monthly" shall be construed accordingly.
1.5	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:
(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;
and any company of which S is a subsidiary is a parent company of S.
1.6	General Interpretation.
(a)	In this Agreement:
(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;
(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and
(iii)	words denoting the singular number shall include the plural and vice versa.
(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.
(c)	References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires.
(d)	The clause headings shall not affect the interpretation of this Agreement.
1.7	Event of Default. A Potential Event of Default and/or an Event of Default) are "continuing" if either of them has not been remedied or waived.
2.	FACILITY
2.1
Amount of facility.  Subject to the satisfaction of all conditions precedent and in reliance on the representations and warranties made in or in accordance with them and furthermore subject to Capital Control Approval and the other provisions of this Agreement, the Lenders shall make available to the Borrower in one advance the principal amount of up to US$ 15,000,000.

2.2
Lenders' participations in Loan.  Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.
3.	POSITION OF THE LENDERS
3.1
Interests of Lenders several.  The rights of the Lenders under this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) are several; accordingly each Lender shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender and/or any other Creditor Party to be joined as an additional party in any proceedings for this purpose.

3.2
Independent action by a Lender.  None of the Lenders shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Finance Documents without the prior written consent of the Majority Lenders but, provided such consent has been obtained, it shall not be necessary for any other Lender to be joined as an additional party in any proceedings for this purpose.

3.3
Obligations of Lenders several.  The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders being increased; nor
(b)	the Borrower, any Security Party, any other Lender being discharged (in whole or in part) from its obligations under any Finance Document, and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender and any other Creditor Party, the Borrower and each Security Party shall be bound by:
(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;
(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document;
any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.
3.5
Reliance on action of Agent.  The Borrower and each Security Party shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.
4.	DRAWDOWN
4.1
Request for Loan.  Subject to the following conditions, the Borrower may request the Loan to be advanced by ensuring that the Agent receives the Drawdown Notice not later than 10.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:
(a)	the Drawdown Date has to be a Business Day up to and including the Latest Permissible Drawdown Date;
(b)	the amount of the Loan shall not exceed the lesser of (i) US$15,000,000 and (ii) 60% of the market value of the Ship as at the Drawdown Date; and
(c)	the Borrower has complied with the provisions of Clause 9.1 with respect to the Loan.
4.3	Notification to Lenders of receipt of the Drawdown Notice. The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Loan and the Drawdown Date;
(b)	the amount of that Lender's participation in the Loan; and
(c)	the duration of the first Interest Period.
4.4
Drawdown Notice irrevocable.  The Drawdown Notice must be signed by a director or other authorised person of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5
Lenders to make available Contributions.  Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on the Drawdown Date under Clause 2.2.

4.6
Disbursement of Loan.  Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specify in the Drawdown Notice; and
(b)	in the same funds as the Agent received the payments from the Lenders.
4.7
Disbursement of Loan to third party.   The relevant payment by the Agent under Clause 4.6 shall constitute the advancement of the Loan and the Borrower shall thereupon become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender's Contribution.

5.	INTEREST
5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.
5.2
Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

5.3
Payment of accrued interest.  In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:
(a)	each rate of interest; and
(b)	the duration of each Interest Period;
as soon as reasonably practicable after each is determined.
5.5	Market disruption. The following provisions of this Clause 5 apply if:
(a)
at least one Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 40 per cent. of the Loan (or, if the Loan has not been advanced, Commitments amounting to more than 40 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Dollar Market at or about 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period (provided always that any such notifications by any such Lenders shall be duly substantiated); or

(b)
at least one Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.6	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.5 which have caused its notice to be given.
5.7	Suspension of drawdown. If the Agent's notice under Clause 5.6 is served before the Loan is advanced:
(a)	in a case falling within paragraph (a) of Clause 5.5, the Lenders' obligations to advance the Loan;
(b)	in a case falling within paragraph (b) of Clause 5.5, the Affected Lender's obligation to participate in the Loan;
shall be suspended while the circumstances referred to in the Agent's notice continue.
5.8
Negotiation of alternative rate of interest.  If the Agent's notice under Clause 5.6 is served after the Loan is advanced, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 Business Days after the date on which the Agent serves its notice under Clause 5.6 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.9
Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.10
Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant  circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.10 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.11
Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Agent under Clause 5.10, the Borrower may give the Agent not less than 15 Business Days' notice of its intention to prepay the Loan at the end of the interest period set by the Agent.

5.12
Prepayment; termination of Commitments.  A notice under Clause 5.11 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and
(b)
on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.13	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.
6.	INTEREST PERIODS
6.1	Commencement of Interest Periods. The initial Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period;
6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)	3 or 6 months as notified by the Borrower to the Agent not later than 11.00 am (London time) 3 Business Days before the commencement of the initial Interest Period; or
(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or
(c)	such other period as the Agent may, with the Majority Lenders' authority, agree with the Borrower.
6.3
Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date. No Interest Period shall extend beyond the final Repayment Date.

6.4
Non-availability of matching deposits for Interest Period selected.  If, after the Borrower has selected and the Lenders have agreed to an Interest Period, any Lender notifies the Agent by 10:00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, then that Interest Period shall have such duration as the Agent after having consulted with the Borrower may determine.

7.	DEFAULT INTEREST
7.1
Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or any other Creditor Party does not receive on or before the relevant due date for payment thereunder, that is:

(a)	the date on which such Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, three (3) days following the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.
7.2
Default rate of interest and its calculation.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be two point fifty per cent (2.50%) per annum above the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or
(ii)
if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine.

7.3
Notification of interest periods and default rates.  The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.2 and of each period selected by the Agent for the purposes of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.4
Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.5	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
8.	REPAYMENT AND PREPAYMENT
8.1
Amount of repayment instalments.  The Borrower shall repay the Loan by twenty eight (28) consecutive equal quarterly instalments, each of which shall be in the amount of two hundred and thirty five thousand Dollars (US$235,000) followed by a balloon payment of eight million four hundred twenty thousand Dollars (US$8,420,000).

8.2
Repayment Dates.  The first instalment shall be repaid on the date falling three (3) months after the Drawdown Date and in any case not later than 25 January 2019, each subsequent instalment shall be repaid at three monthly intervals thereafter and the balloon payment shall be repaid concurrently with the twenty eighth and final repayment instalment, which shall be repaid on the final Repayment Date being the date falling on the earlier of (i) the seventh annual anniversary of the Drawdown Date and (ii) the Final Maturity Date.

Provided always that if the amount of the Loan drawn down hereunder is less than US$15,000,000 then the amount of the repayment instalments and of the balloon payment shall be reduced in inverse order of maturity starting from the balloon payment.
8.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Lenders all other sums then accrued or owing under any Finance Document.
8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or part of the Loan on the last day of an Interest Period.
8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:
(a)	a partial prepayment shall be in the minimum amount of United States Dollars One Hundred Thousand (US$100,000) or a multiple thereof;
(b)
the Agent has received from the Borrower at least ten (10) Business Days prior written confirmative and irrevocable notice specifying the amount to be prepaid and the date on which the prepayment is to be made (such date shall be the last day of an Interest Period); and

(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6
Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7
Notification of notice of prepayment.  The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8
Mandatory prepayment.  The Borrower shall, within one hundred eighty (180) days of the Ship becoming a Total Loss or such other later day as may be agreed in writing by the Lender, or upon the Ship being sold, with the prior written consent of the Lender, fully prepay the Loan together with accrued interest to the date of prepayment and all other sums payable by the Borrower to the Lender pursuant to this Agreement and the other Finance Documents (and if the Commitment or any portion thereof has not been drawn yet, it shall be reduced to zero).

8.9
Amounts payable on prepayment.  A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise) in respect of the Loan and, if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clause 21.2 but without premium or penalty).

8.10
Application of partial prepayment.  Each partial prepayment shall be applied against the repayment instalments specified in Clause 8.1 (including the balloon payment) in inverse order of maturity starting from the balloon payment.

8.11	No reborrowing. No amount prepaid or repaid may be re-borrowed.
9.	CONDITIONS PRECEDENT
9.1	Documents, fees and no default. Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:
(a)	that, on or before the date of signing of this Agreement, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;
(b)	that, on or before the date of drawdown of the Loan, the Lender receives the documents described in Part B in Schedule 3 in form and substance satisfactory to the Agent and its lawyers;
(c)	that, on or before the service of the Drawdown Notice, the Agent receives the relevant fees payable pursuant to Clause 20.1 and has received payment of the expenses referred to in Clause 20.2;
(d)	that at the date of the Drawdown Notice, at the Drawdown Date on the first day of each Interest Period and on the date of each Compliance Certificate:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;
(ii)
the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading in any material respect if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing;
(iv)	there has not been a Material Adverse Change in the financial positon or state of affairs of the Borrower and/or the Group from that disclosed to the Agent prior to the date of this Agreement;
(e)
that, if the ratio set out in Clause 15.1 were applied immediately following the advancement of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent (acting reasonably) may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit the Loan to be advanced before certain of the conditions referred to in

Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).
10.	REPRESENTATIONS AND WARRANTIES
10.1	General. The Borrower represents and warrants to each Creditor Party as follows:
10.2
Status.  The Borrower is duly incorporated and validly existing and in good standing under the laws of its country of incorporation; neither the Borrower nor any Security Party is a FATCA FFI or a US Tax Obligor.

10.3
Share capital and ownership.  The Borrower is incorporated in Liberia and has an authorised share capital divided into 500 registered shares; the legal title and ownership of all those shares is held, free of any Security Interest or other claim, by the Guarantor.

10.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute the Finance Documents to which it is a party; and
(b)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, the Finance Documents to which the Borrower is a Party.
10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.
10.6
Legal validity; effective Security Interests.  The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and
(b)
create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:
(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:
(a)	any law or regulation in any Pertinent Jurisdiction; or
(b)	the constitutional documents of the Borrower; or
(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets, and will not have a Material Adverse Effect.
10.9
No withholding taxes.  All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.
10.11
Information.  All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.6; all audited and consolidated accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no Material Adverse Change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts which constitutes a Material Adverse Effect.

10.12
No litigation.  No legal or administrative action involving the Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which, in either case and if determined adversely, would be likely to have a Material Adverse Effect.

10.13	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.5, 11.9, 11.11 and 11.17.
10.14	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to it and its business.
10.15	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.
10.16
No Money Laundering.  Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that (i) it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirements or other regulatory measure or procedure implemented to combat "money laundering"

(as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).
10.17
Patriot Act.  To the extent applicable to the Borrower, the Borrower is in compliance with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

11.	GENERAL UNDERTAKINGS
11.1
General.  The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge; pari passu. The Borrower will:
(a)
ensure that the Ship will maintain her present ownership, management, control and ultimate beneficial ownership and the Borrower will hold the legal title to, and own the entire beneficial interest in the Ship's Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and except for Permitted Security Interests. For the avoidance of doubt the Lenders consent and agree to any changes relating to the shareholders of the Guarantor's trading shares in the normal course of business and confirm that such changes do not violate the terms of this Agreement;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any of its asset, present or future; and
(c)
procure that its liabilities under the Finance Documents to which it is a party to will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrower will not (without the prior written consent of the Agent, acting with authority from the Majority Lenders) transfer, lease or otherwise dispose of:
(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or
(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.
11.4
No other liabilities or obligations to be incurred.  The Borrower will not incur any liability or obligation except (i) liabilities and obligations under the Finance Documents to which it is a party and (ii) liabilities or obligations incurred in the ordinary course of its business of operating and chartering the Ship.

11.5
Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading in any material respect and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will:
(a)
procure that the Guarantor furnishes the Agent, with annual, audited and consolidated financial statements of the Guarantor within 180 days after the end of the financial year concerned, and prepared in accordance with GAAP consistently applied, such obligation commencing from 1st January 2018 or latest from 31st May 2018 (being the date of the Guarantor's spin out);

(b)	send to the Agent, together with the Accounting Information referred to in paragraph (a) above, a Compliance Certificate; and
(c)
provide the Agent from time to time as the Agent may reasonably request and in form and substance satisfactory to the Agent with any information on the financial condition, commitments, business and operations of the Borrower and any other Security Party.

11.7	Form of financial statements. All financial statements delivered under Clause 11.6 will:
(a)
give a true and fair view of the state of affairs of the Guarantor, or as the case may be, of the Borrower at the date of those accounts and of the profit for the period to which those accounts relate; and

(b)	fully disclose or provide for all significant liabilities of the Guarantor, or as the case may be, of the Borrower for the period to which those accounts relate, to the Agent's satisfaction.
11.8	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:
(a)	for the Borrower and any Security Party to perform their respective obligations under each of the Finance Documents to which each of them is a party;
(b)	for the validity or enforceability of any Finance Document to which the Borrower and any Security Party are party, and the Borrower will comply (and will ensure that each Security Party will comply) with the terms of all such consents.
11.9	Maintenance of Security Interests. The Borrower will:
(a)	at their own cost, do all that they reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(b)
without limiting the generality of paragraph (a) above, at their own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
11.10
Notification of litigation.  The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, the Approved Manager and any other Security Party or the Ship, her Earnings or her Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered as having a material adverse effect on the business, assets or financial condition of the Borrower or as affecting the validity or enforceability of any Finance Document.

11.11	Principal place of business. The Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.
11.12
Confirmation of no default.  The Borrower will, not more than once per quarter and within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by at least one (1) director of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or
(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.
11.13	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:
(a)	the occurrence of an Event of Default or a Potential Event of Default which is continuing; or
(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred, and will thereafter keep the Agent fully up‑to‑date with all developments.
11.14
Provision of further information.  The Borrower will inform the Agent of all major financial developments in the Borrower and the Guarantor such as new loans, refinancing/restructuring of existing loans, new acquisitions and sales, contracts for term employment of the Ship and furthermore will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	the Borrower, the Ship, her Insurances or her Earnings; or
(b)	any other matter relevant to, or to any provision of, a Finance Document, which may be requested by any Creditor Party at any time.
11.15
Provision of customer information. The Borrower will produce such documents and evidence as the Lenders shall from time to time require, based on applicable laws and regulations from time to time and the Lenders'

own internal guidelines from time to time, relating to the Lenders' knowledge of its customers.
11.16
Ownership.  The Borrower or, as the case may be, any other corporate Security Party shall ensure that, throughout the Security Period without the prior written consent of the Agent, which shall not be unreasonably withheld, there shall be no change in the Directors and Officers in the Borrower and in the Chief Executive Officer(s) of the Guarantor and moreover the Borrower shall ensure that no change shall be made directly or indirectly in the ownership of the Borrower, the beneficial ownership of the Guarantor, or the control of the Borrower without the prior written consent of the Agent, which shall not be unreasonably withheld. For the avoidance of doubt the Lenders consent and agree to any changes relating to the Guarantor's trading shares in the normal course of business and confirm that such changes do not violate the terms of this Agreement.

11.17	Sanctions
The Borrower undertakes (and shall procure that each Security Party and any Affiliate of any of them undertakes) that:
(a)
no member of the Group, no Security Party nor any of their subsidiaries, nor any of their respective directors, officers, employees (nor, to the knowledge of such Security Party, any of their affiliates, agents or representatives):

(i)	is a Restricted Party;
(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Restricted Party, and none of such persons owns or controls a Restricted Party;
(iii)	owns or controls a Restricted Party; or
(iv)	has received notice of or is aware of or is subject to any claim,proceedings, formal notice or investigation with respect to Sanctions;
(b)
no proceeds of the Loan or any part thereof shall be made available, directly or indirectly, to any subsidiary, joint venture partner or other person to fund any trade, business or other activities involving or for the benefit of a Restricted Party or in any country or territory, that, at the time of such funding, is a Sanctioned Country nor shall they be otherwise directly or indirectly, applied in a manner that would result in a violation of Sanctions by any Security Party or for any purpose prohibited by Sanctions;

(c)
no Security Party nor any of their subsidiaries, nor any of their respective directors, officers, employees (nor, to the knowledge of such Security Party, any of their affiliates, agents or representatives) has taken any action resulting in a violation by such persons of Sanctions or which constitutes or would constitute any such violation by the Borrower or any Security Party.

11.18	Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party.

12.	CORPORATE UNDERTAKINGS
12.1
General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of its incorporation.
12.3	Negative undertakings. The Borrower will not:
(a)	carry on any type of business other than the ownership, chartering and operation of the Ship in accordance with its constitutional documents;
(b)
make any form of distribution (other than payment of a dividend pursuant to Clause 12.4) or effect any form of redemption, purchase, reduction or return of share capital or issue, allot or grant any person a right to any shares in its capital; or

(c)
without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), which consent and instructions will not be unreasonably be withheld, incur any debt or provide any form of credit or issue any guarantee to any person, except in the ordinary course of business; or

(d)
without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), open or maintain any account with any bank or financial institution except accounts with the Account Bank for the purposes of the Finance Documents and accounts notified to the Agent prior to the date of this Agreement; or

(e)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation, or change its name; or
(g)	purchase any further assets (other than the Ship owned by the Borrower), either directly or indirectly (through subsidiaries); or
(h)
without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), which consent and instructions will not be unreasonably be withheld, incur any other Financial Indebtedness. Any shareholder loans, inter company loans, affiliate loans and third party loans to the Borrower shall be fully subordinated to the rights of the Creditor Parties under the Loan Agreement and the Finance Documents, on terms satisfactory to the Agent in its sole discretion.

12.4
Dividends.  The Borrower may declare or pay any dividends or other distribution as long as no Event of Default has occurred which is continuing and such declaration of payment would not result to an Event of Default.

12.5
Liquidity. The Borrower will ensure that throughout the Security Period the Borrower or any other entity acceptable to the Lender maintains with the Lenders or the Agent or the Account Bank the Minimum Liquidity

12.6	Debt to equity ratio. The Borrower will ensure that the Guarantor's total debt net of cash will not exceed 75% of the total market value of its assets.
12.7	Minimum Net Worth. The Borrower will ensure that the Guarantor's minimum Net Worth listed in Nasdaq will be United States Dollars fifteen million (USD15,000,000).
12.8
Compliance Check.  On each Compliance Date, compliance with the undertakings contained in Clause 15.1 shall be determined by reference to the Accounting Information for the twelve month period in each Financial Year of the Borrower (commencing with the twelve month period commencing on 1 January 2018 or latest on 31st May 2018 (being the date of the Guarantor's spin out)) delivered to the Agent pursuant to the Agreement.  At the same time as it delivers that Accounting Information, the Borrower shall deliver to the Agent a Compliance Certificate signed by a director of the Borrower. If, prior to the delivery of a Compliance Certificate, the Borrower becomes aware that such undertakings will not be complied with, the Borrower shall immediately notify the Agent thereof.

12.9	Application of FATCA
The Borrower shall not become (and shall procure that no Security Party shall become) a FATCA FFI or a US Tax Obligor, without the prior written consent of the Lenders.
13.	INSURANCE
13.1
General.  The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period, except as the Agent may (with the authority of the Majority Lenders), otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall keep the Ship insured at the expense of the Borrower against:
(a)	fire and usual marine risks (including hull and machinery and excess risks);
(b)	war risks (including war protection and indemnity liabilities, terrorism, piracy and confiscation); and
(c)	protection and indemnity risks (including cover for oil pollution liability risks); and
(d)	loss of hire; and
(e)
any other risks against which the Majority Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Majority Lenders be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances. The Borrower shall effect such insurances:
(a)	in Dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) 120% of the amount of the Loan and (ii) the Market Value of the Ship;
(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently US$1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship;
(e)	on approved terms; and
(f)
through approved brokers and with approved insurance companies and/or underwriters and/or war risks associations, and protection and indemnity risks shall be placed with a member of the International Group of P&I Clubs.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:
(a)
be in the name of the Borrower or whenever the Security Trustee so requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)
procure that the insurers shall note the Security Trustee's interest and endorse the relevant notices of assignment and Loss Payable Clause on the relevant certificates of entry or policies and shall furnish the Security Trustee with a copy of such certificates of entry or policies;

(c)
use their best endeavors to provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set‑off, counterclaim or deductions or condition whatsoever;

(d)	provide that following an Event of Default which is continuing the Security Trustee may make proof of loss if the Borrower fails to do so.
13.5	Renewal of obligatory insurances. The Borrower shall:
(a)	at least 21 days before the expiry of any obligatory insurance:
(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any material change in insurance cover, obtain the Majority Lenders' approval to the matters referred to in paragraph (i) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance; and
(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall before the expiry of the current insurances notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6
Copies of policies; letters of undertaking.  The Borrower shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;
(d)
they will notify the Security Trustee, not less than 7 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
if the insurances form part of a fleet cover, they will not set off any claims on the Ship against premiums due for other vessels under the fleet cover or against premiums due for other insurances; neither will they cancel the insurance cover of the Ship for reason of non-payment of such premiums; and they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. The Borrower shall ensure that, from any protection and indemnity and/or war risks associations in which the Ship is entered, the Security Trustee is provided with:
(a)	a certified copy of the certificate of entry for the Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and
(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8
Deposit of original policies.  The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9
Payment of premiums.  The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Restrictions on employment. The Borrower shall not employ the Ship owned by it, nor permit it to be employed, outside the cover provided by any obligatory insurances.
13.12
Compliance with terms of insurances.  The Borrower shall not do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)
the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances; and
(c)
the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13
Alteration to terms of insurances.  The Borrower shall neither make or agree to any material alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee (not to be unreasonably withheld).

13.14
Settlement of claims.  The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the prior written consent of the Security Trustee (which consent will not be unreasonably withheld), and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances in accordance with the Finance Documents.

13.15
Provision of copies of communications.  The Borrower shall, if required by the Security Trustee, provide the Security Trustee, at the time of each such communication, copies of all material written communications between the Borrower and:

(a)	the approved brokers; and
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	the Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)
any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances .

13.16
Provision of information.  In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above (it being understood however that prior to the occurrence of an Event of Default which is continuing the Borrower will only bear the costs of such insurance reports once per year).
13.17
Mortgagee's interest, additional perils.  The Agent shall be entitled from time to time to effect, maintain and renew a mortgagee's interest additional perils pollution insurance and a mortgagees' interest insurance in an amount equal to 110% of the Loan and otherwise on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate and the Borrower shall upon demand against appropriate vouchers/invoices fully indemnify the Lenders in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18
Review of insurance requirements.  The Majority Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the reasonable opinion of the Majority Lenders, significant and capable of affecting the Borrower or the Ship and her insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject), and, prior to the occurrence of an Event of Default which is continuing, may appoint insurance consultants in relation to this review at the cost of the Borrower, subject to such appointment taking place once per year.
13.19
Modification of insurance requirements.  The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Majority Lenders (acting reasonably) consider appropriate in the circumstances.

13.20
Compliance with instructions.  The Security Trustee shall be entitled but will not be bound to (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to effect the insurances of the Ship in the amount and in terms acceptable to the Security Trustee from time to time at the cost and on behalf of the Borrower.

14.	SHIP'S COVENANTS
14.1
General.  The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period, except as the Agent (with the authority of the Majority Lenders) may otherwise permit.

14.2
Ship's name and registration.  The Borrower shall keep the Ship registered in its name under the Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry or flag of the Ship without the prior written consent of the Agent (acting on the authority of the Majority Lenders), such consent not to be unreasonably withheld.

14.3	Repair and classification. The Borrower shall keep the Ship in a good and safe condition and state of repair:
(a)	consistent with first‑class ship ownership and management practice;
(b)
so as to maintain the Ship with the highest classification available for vessels of the same age, type and specification as the Ship with Lloyd's Register of Shipping (or such other first class classification society being a member of IACS and as may be approved by the Security Trustee), free of overdue recommendations and conditions affecting the Ship's class; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4
Modification.  The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on her which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce her value.

14.5
Removal of parts.  The Borrower shall not remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lenders and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the relevant Mortgage Provided that the Borrower may install leased equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.
14.6
Surveys.  The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes, at the cost and expense of the Borrower. The Agent shall have the right to request one or more technical survey reports of the Ship by surveyors appointed to by the Agent at the cost of the Borrower, provided that the frequency of such reports shall be limited to one per year (unless an Event of Default shall have occurred and is continuing).

14.7
Inspection.  The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times, but without interference to the Ship's trading and operations, to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. Provided that the Ship is found to be in satisfactory condition, the cost of such inspections shall be borne by the Borrower not more than once per year.

14.8	Prevention of and release from arrest. Unless contested in good faith by appropriate proceedings, the Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, her Earnings or her Insurances; and
(b)	all taxes, dues and other amounts charged in respect of the Ship, her Earnings or her Insurances;
and, forthwith upon receiving notice of the arrest of the Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure her prompt release by providing bail or otherwise as the circumstances may require.
14.9	Compliance with laws etc. The Borrower shall:
(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of the Borrower (including, without limitation, the obtaining of all relevant certificates of financial responsibility and any other matters required for entering United States territorial waters or calling at any United States Port);

(b)	comply (and procure that each Security Party and each Affiliate of any of them shall comply) in all aspects with all Sanctions;
(c)	not employ the Ship nor allow her employment in any manner contrary to any Sanctions;
(d)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Majority Lenders has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may require.

14.10	Provision of information. The Borrower shall promptly provide the Security Trustee with any information which the Majority Lenders reasonably request regarding:
(a)	the Ship, her employment, position and engagements;
(b)	the Earnings and payments and amounts due to the master and crew of the Ship;
(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;
(d)	any towages and salvages;
(e)	its compliance, the Approved Manager's compliance or the compliance of the Ship with the ISM Code and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship and of any current charter guarantee, and copies of the ISM Code and ISPS Code documentation.
14.11	Notification of certain events. The Borrower shall immediately notify the Security Trustee by letter of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or recommendation made by any insurer or classification society (or any withdrawal of class) or by any competent authority which is not complied with in accordance with its terms;
(d)
any arrest or detention of the Ship which is not lifted within forth eight (48) hours, any exercise or purported exercise of any lien on the Ship or her Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship;
(f)	any Environmental Claim made against the Borrower or in connection with the Ship or any Environmental Incident;
(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or
(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers, etc. The Borrower shall not without the prior written consent of the Agent (acting on the authority of the Majority Lenders):
(a)	let the Ship on demise charter for any period;
(b)	enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;
(c)	enter into any charter in relation to the Ship under which more than 2 months' hire (or the equivalent) is payable in advance;
(d)	charter the Ship otherwise than on bona fide arm's length terms at the time when the Ship is fixed;
(e)
appoint a commercial, technical or operational manager of the Ship (other than the Approved Manager) or agree to any material alteration to the terms of the Approved Manager's appointment (and in respect of which, the consent of the Agent shall not be unreasonably withheld);

(f)	de‑activate or lay up the Ship;
(g)	change the legal ownership of the shares in the Ship;
(h)
put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed United States Dollars Five Hundred Thousand (US$500,000) (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise; or

(i)	change the classification society with which the Ship is classed (and in respect of which, the consent of the Agent and the authority of the Majority Lenders shall not be unreasonably withheld).
14.13
Notice of Mortgage.  The Borrower shall keep the Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Lenders.

14.14
Sharing of Earnings.   The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings other than a profit sharing agreed at arm's length under a charter party provided that it is not a part of any pool arrangement, in which case the Agent's prior written consent will be required (such consent not to be unreasonably withheld). For the avoidance of doubt the Agent has provided its consent for the Borrower to enter into the charter party dated 10/8/18 with Guardian Navigation GMax LLC and the entry of the Ship in the pool of Guardian Navigation GMax LLC.

14.15	ISPS Code. The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for the Ship's compliance with the ISPS Code, comply with the ISPS Code; and
(b)	maintain for the Ship an ISSC; and
(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
14.16
Time charter assignment.  If the Borrower enters into any time charter or contract of affreightment in respect of the Ship which is of twelve (12) months or more in duration, or is capable of exceeding twelve (12) months in duration, the Borrower shall execute in favour of the Security Trustee an assignment and notice of assignment (and shall use its best endeavours to obtain an acknowledgement of the same from the relevant charterer or counterparty) of such time charter or contract of affreightment in such form and on such terms as the Agent may reasonably require, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 3 (Part A) hereof as the Agent may require.

15.	SECURITY COVER
15.1
Provision of additional security cover; prepayment of Loan.  The Borrower undertake with each Creditor Party that if the Agent (acting on the instructions of the Majority Lenders) notifies the Borrower that:

(a)	the market value (determined as provided below) of the Ship; plus
(b)	the net realisable value of any additional security previously provided under this Clause 15 (excluding any amounts standing to the credit of the Earnings Account, the Retention Account), is during the Security Period below one hundred and twenty per cent (120%) of the outstanding amount of the Loan, the Borrower will, within thirty (30) days after the date on which the Agent's notice is served, either:
(i)
provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which consists of either (aa) cash pledged to the Security Trustee which when in the form of cash in Dollars, will be valued on a Dollar for Dollar basis or (bb) a Security Interest (including, but not limited to, a first priority mortgage or a second priority mortgage over another vessel), covering such asset or assets and documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require; or

(ii)	prepay in accordance with Clause 8 such part of the Loan as will eliminate the shortfall, to be applied against repayment instalments (including the balloon payment) on a pro rata basis.
15.2
Meaning of additional security.  In Clause 15.1 "security" means a Security Interest over an asset or assets (whether securing the Borrower's liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower's liabilities under the Finance Documents, in each case in a form and substance acceptable to the Agent in its sole discretion.

15.3
Requirement for additional documents.  The Borrower shall not be deemed to have complied with Clause 15.1(i) above until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 3 (Part A) and such legal opinions in terms acceptable to lawyers selected by the Agent in its sole discretion.

15.4	Valuation of Ship. Subject to the following provisions of this Clause 15.4, the Market Value of the Ship shall be determined:
(a)	in Dollars, as at the date of (or no earlier than 30 days prior to) such valuation;
(b)	by an independent shipbroker selected by or acceptable to the Agent and reporting to the Agent;
(c)	with or without physical inspection of the Ship (as the Agent may require);
(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial form as between a willing seller and a willing buyer, free of any existing charter or other contract of employment.

15.5
Value of additional vessel security.  The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel other than the Ship shall be that shown by way of a valuation complying with the requirements of Clause 15.4.

15.6
Valuations binding and conclusive.  Any valuation under Clause 15.1(i), 15.4 or 15.5 shall be binding and conclusive evidence of the Market Value of the Ship or of the other assets it refers to at the date of such valuation.

15.7
Provision of information.  The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.4 or 15.5 with any information which the Agent or the shipbroker or expert may reasonable request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8
Payment of valuation expenses. Without prejudice to the generality of the Borrower's obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, subject to the provisions of Clause 15.9, on demand, pay the Agent the amount of the fees and expenses of any shipbrokers or experts instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.9
Frequency of valuations. The Agent shall be entitled to obtain written valuations of the Ship prior to the drawdown of the Loan and any time during the Security Period, provided that after drawdown of the Loan the costs and expenses of such shall only be borne by the Borrower once per year (unless an Event of Default has occurred and is continuing or a mandatory prepayment event under Clause 8.8 has occurred, in which case the Agent shall be entitled to obtain a valuation at any time, at the cost and expense of the Borrower).

16.	PAYMENTS AND CALCULATIONS
16.1
Currency and method of payments.  All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;
(ii)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	if in Dollars, to the account of the Agent with such corresponding bank in New York as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and
(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.
16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day, and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.
16.3
Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:
(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, or the Security Trustee shall be made available by the Agent to that Lender, or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.
16.6
Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7
Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and
(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8
Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9
Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10
Agent's memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11
Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

16.12	Contractual recognition of Bail-In.
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
17.	APPLICATION OF RECEIPTS
17.1
Normal order of application.  Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:‑

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:
(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents but shall have failed to pay or deliver to the Creditor Parties at the time of application or distribution under this Clause 17); and

(iii)	thirdly, in or towards satisfaction pro rata of the Loan;
(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its reasonable opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.
17.2
Variation of order of application.  The Agent may, following the occurrence of an Event of Default or a Potential Event of Default which is continuing, with the authorisation of the Majority Lenders by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3
Appropriation rights overriden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18.	APPLICATION OF EARNINGS
18.1
Payment and application of Earnings.  The Borrower undertakes with the Lenders to ensure that, throughout the Security Period (and subject only to the provisions of an Assignment for the Ship), all the Earnings of the Ship are paid to the Earnings Account and shall be applied as follows:

(a)	first, towards payment of all sums other than principal and interest due to the Lenders under this Agreement and the other Finance Documents;
(b)	secondly, towards payment of the next instalment of principal and the next payment of interest due to the Lenders in accordance with the provisions of Clause 18.2; and
(c)	thirdly, any surplus shall (subject always to the other provisions of this Clause 18 and provided no Event of Default is continuing) be available to the Borrower, and it is expressly agreed that so long as no Event of Default shall have occurred and is continuing, the Borrower shall be entitled to withdraw from the Earnings Account any amount provided, however, that if in the opinion of the Agent or the Security Trustee (as the case may be) there will be insufficient sums standing to the credit of the Earnings Account to meet payments under (a) and (b) above, the Agent or the Security Trustee (as the case may be) shall be entitled to refuse any withdrawal from the Earnings Account.
18.2
Monthly retentions.  The Borrower undertakes with the Lender to ensure that, in each calendar month of the Security Period commencing one month after the Drawdown Date, on such dates as the Lenders may from time to time specify, there is transferred to the Retention Account out of the Earnings received in the Earnings Account during the preceding calendar month:

(a)	one‑third of the amount of the repayment instalment falling due under Clause 8 on the next Repayment Date; and
(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement.
The "relevant fraction" is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).
18.3
Shortfall in Earnings.  If the Earnings received in the Earnings Account are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrower shall make up the amount of the insufficiency on demand from the Lenders; but, without thereby prejudicing the Lenders' right to make such demand at any time, the Lenders may permit the Borrower to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 18.2 from the Earnings received in the next or subsequent months.
18.4
Application of retentions.  Until an Event of Default occurs, the Lenders shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with the payment details set out in Clause 16.1 so much of the balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or
(b)	the amount of interest payable on that interest payment date;
in discharge of the Borrower's liability for that repayment instalment or that interest.
18.5
Interest accrued on Retention Account.  Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Lenders to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balance appears to the Lenders likely to remain on the Retention Account.

18.6	Location of accounts. The Borrower shall promptly:
(a)	comply with any requirement of the Agent as to the location or re‑location of the Earnings Account and the Retention Account (or either of them);
(b)
execute any documents which the Lenders specify to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account and the Retention Account.

18.7
Debits for expenses etc.  The Lenders shall be entitled (but not obliged) from time to time to debit the Earnings Account with prior notice in order to discharge any amount due and payable to them under Clause 20 or 21 or payment of which they have become entitled to demand under Clause 20 or 21.

18.8	Borrower's obligations unaffected. The provisions of this Clause 18 do not affect:
(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.
19.	EVENTS OF DEFAULT
19.1	Events of Default. An Event of Default occurs if:
(a)
the Borrower or any Security Party fail to pay when due or (if payable on demand) three (3) days following the date on which the written demand is served any sum payable under a Finance Document or under any document relating to a Finance Document, unless such failure to pay is caused by an administrative or technical error or any disruption event in the payment/communication system which is beyond the control of the Borrower, in which case the Borrower shall rectify such error within three (3) Business Days; or
(b)
any breach occurs of Clauses 9.2, 11.2, 11.11, 11.17, 12.2, 12.3, 13 or 15.1 and in case any such breach (other than those referred to in Clauses 9.2. 13 and 15.1 hereinabove to which other grace periods are applicable, as therein provided) is in the opinion of the Security Trustee, capable of remedy, if it will continue un-remedied for seven (7) Business Days after its occurrence; or

(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied ten (10) days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c)); or

(e)
any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in a material way when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of the Borrower:
(i)	any Financial Indebtedness of the Borrower is not paid when due or, if payable on demand, three (3) days following the date on which the written demand is served; or
(ii)	any Financial Indebtedness of the Borrower becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or
(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of the Borrower is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of the Borrower ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of the Borrower becomes enforceable; or
(g)	any of the following occurs in relation to the Borrower:

(i)	the Borrower becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or
(ii)
any assets of the Borrower are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, US$500,000 or more or the equivalent in another currency unless such execution, attachment, arrest, sequestration or distress is being contested in good faith and on substantial grounds and is discussed or withdrawn within thirty (30) days of the occurrence thereof; or

(iii)	any administrative or other receiver is appointed over any asset of the Borrower; or
(iv)
the Borrower makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to the Borrower, or the members or directors of the Borrower pass a resolution to the effect that it should be wound up, placed in administration; or

(v)
a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of the Borrower unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)
the Borrower petitions a court, or presents any proposal for, any form of judicial or non‑judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)
any meeting of the members or directors of the Borrower is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the reasonable opinion of the Majority Lenders, is similar to any of the foregoing; or
(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or
(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)
for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Account Bank or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)
any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders (acting reasonably) consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
it appears to the Majority Lenders that, without their prior consent, a change has occurred after the date of this Agreement in the beneficial ownership of the shares in the Borrower as declared to the Agent prior to the execution of this Agreement. For the avoidance of doubt the Agent consents and agrees to any changes relating to the Guarantor's trading shares in the normal course of business and confirm that such changes do not violate the terms of this Agreement; or

(l)
any provision which the Majority Lenders (acting reasonably) consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or
(n)
If any debt of any Security Party (which in the case of the Guarantor exceeds an aggregate amount of US$850,000 is not paid when due or any debt of any Security Party (which in the case of the Guarantor exceeds an aggregate amount of US$850,000 becomes due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare its claim (which in the case of the Guarantor exceeds an aggregate amount of US$850,000 due and payable, or any facility or commitment available to any Security Party is withdrawn, suspended or cancelled by reason of any default (however described) of such Security Party, and such debt is not discharged within seven (7) Business Days ; or

(o)	any other event occurs or any other circumstances arise or develop including, without limitation:
(i)	a Material Adverse Effect; or
(ii)	any accident or other event involving the Ship,
in the light of which the Majority Lenders (acting reasonably) consider that there is a significant risk that the Borrower is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.
19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or
(ii)
serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3
Termination of Commitments.  On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4
Acceleration of Loan.  On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5
Multiple notices; action without notice.  The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6
Notification of Creditor Parties and Security Parties.  The Agent shall send to each Lender, the Security Trustee, the Account Bank and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7
Creditor Parties' rights unimpaired.  Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 and Clause 3.2.

19.8	Exclusion of Creditor Party Liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.
19.9
Interpretation.  In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.

20.	FEES AND EXPENSES
20.1	Fees- Front End Fee– Commitment Fee.
(a)
The Borrower shall pay to the Agent for the account of the Arranger a front end flat fee corresponding to zero point ninety per cent (0.90%) of the amount of the Loan actually drawn down, payable on the Drawdown Date of the Loan.

(b)
The Borrower shall pay to the Agent quarterly in arrears during the period from and including 28 August 2018, being the date of acceptance by the Borrower of the Commitment Letter, until the earlier of (i) 25 October 2018, (ii) the Drawdown Date or (iii) the date upon which the Borrower cancels the facility in writing to the Agent prior to the Drawdown Date, a commitment fee at the rate of zero point fifty per cent (0.50%) per annum on the amount of the Commitment.

(c)	The Front End Fee and Commitment Fee referred to in this Clause 20.1 shall not be refundable.
20.2
Costs of negotiation, preparation etc.  The Borrower shall pay to the Agent on its demand the amount of all expenses (including, but not limited to, all legal expenses and VAT, if applicable) incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, other than any syndication costs/expenses.

20.3	Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent's demand, the amount of all expenses incurred by a Lender in connection with:
(a)	any amendment or supplement to a Finance Document;
(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;
(d)
any step taken by the Agent or the Security Trustee concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

20.4
Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5
Certification of amounts.  A notice which is signed by one officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21.	INDEMNITIES
21.1
Indemnities regarding borrowing and repayment of Loan.  The Borrower shall fully indemnify the Agent and each Lender on the Agent's written demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;
(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if  payable on demand, three (3) days following the date on which the written demand is served (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)
the occurrence and/or continuance of an Event of Default or a Potential Event of Default (including, but not limited to, a breach of Clauses 11.17 or 11.18) and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income or which relates to a FACTA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.
21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any liability, expense or loss, incurred by a Lender:
(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount

(or an aggregate amount which includes its Contribution or any overdue amount); and
(b)	in terminating, or reversing or otherwise in connection with, any open position arising under this Agreement.
21.3
Miscellaneous indemnities.  The Borrower shall fully indemnify the Agent and the Security Trustee severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind ("liability items") which may be made or brought against, or incurred by, the Agent or the Security Trustee, in any country, in relation to:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)
any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Agent's or (as the case may be) the Security Trustee's own officers or employees.
Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.
21.4	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 21.3 covers:
(a)	any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and
(b)
any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment if such liability items would not have arise or asserted against the Lender or Agent or the Security Trustee (as the case may be) if any of them had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance.

21.5
Currency indemnity.  If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
(c)	enforcing any such order or judgment;
the Borrower shall indemnify the Creditor Party concerned against any loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.
In this Clause 21.5, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.
21.6
Certification of amounts.  A notice which is signed by 1 officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall, save for manifest error, be prima facie evidence that the amount, or aggregate amount, is due.

21.7
Sums deemed due to a Lender.  For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.8
Mandatory Costs.  The Borrower shall, on demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)
in the case of a Lender lending from a lending office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that lending office; and

(b)
in the case of any Lender lending from a lending office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender's participation in the Loan.

22.	NO SET-OFF OR TAX DEDUCTION
22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:
(a)	without any form of set‑off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.
22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:
(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;
(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;
(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3
Evidence of payment of taxes.  Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4
Exclusion of tax on overall net income.  In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income.

22.5	FATCA Information.
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such party for purposes of this paragraph (c).

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and
(ii)
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.
22.6	FATCA Withholding.
(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Creditor Parties.

23.	ILLEGALITY, ETC
23.1	Illegality. This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:
(a)
unlawful or prohibited (including, without limitation, due to a breach of Clauses 11.17 or 11.18) as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,
for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2
Notification of illegality.  The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3
Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4
Mitigation.  If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
24.	INCREASED COSTS
24.1	Increased costs. This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:
(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender's overall net income); or

(b)
the effect of complying with any regulation (including any regulation which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement (including, but not limited to, the Basel III Framework, CRR and CRD IV costs), is that the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost", that is to say,:
(i)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(iii)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;
but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or which is attributable to a FATCA Deduction.
For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.
24.2
Notification to Borrower of claim for increased costs.  The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3
Payment of increased costs.  The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4
Notice of prepayment.  If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25.	SET‑OFF
25.1	Application of credit balances. Each Creditor Party may without prior notice at any time after the occurrence of an Event of Default which is continuing:
(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2
Existing rights unaffected.  No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3
Sums deemed due to a Lender.  For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest. This Clause 25 gives the Lenders a contractual right of set off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.
25.5	No Borrowers set off. The Borrower shall not have a right of set off in relation to sums that may be due from any Creditor Party under this Agreement or any of the other Finance Documents.
26.	TRANSFERS AND CHANGES IN LENDING OFFICES
26.1	Transfer by the Borrower. The Borrower may not:
(a)	without the prior written consent of the Agent (given on the instructions of all of the Lenders), transfer any of its rights or obligations under any Finance Document;
(b)	without the prior written consent of the Agent (given on the instructions of all the Lenders), enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.
26.2
Transfer by a Lender.  Subject to Clause 26.4, a Lender (the "Transferor Lender") may, at its sole discretion, without the consent of and/or the prior consultation with the Borrower (but with notice to the Borrower) and/or any Security Party, at any time assign or transfer:

(a)	its rights in respect of all or part of its Contribution; or
(b)	its obligations in respect of all or part of its Commitment; or
(c)	a combination of (a) and (b);
to be (in the case of its rights) assigned or transferred to, or (in the case of its obligations) assumed by, another bank or financial institution, or by a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender and should the Transfer Certificate alone be not sufficient in the Transferor Lender's or Transferee Lender's jurisdiction for a Transferor Lender to transfer all or a proportionate share of the Transferor Lender's interest in the security constituted by the Finance, the Borrower hereby undertakes, immediately on being requested to do so by the Agent and at the cost of the Transferor Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of such Lender's interest in the Finance Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Transferor Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests.
However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be dealt with separately in accordance with the Agency and Trust Deed.
26.3
Transfer Certificate, delivery and notification.  As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, the Arranger, the Account Bank and each of the Lenders;
(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4
Effective Date of Transfer Certificate.  A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5
No transfer without Transfer Certificate.  No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6
Lender re-organisation; waiver of Transfer Certificate.  However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.  In addition, where security rights (such as pledge and mortgage rights) created in the interest of the Lender concerned were transferred to the successor as a result of such a merger, de-merger or other reorganisation, then such rights will serve as if they were created in the interest of the successor.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:
(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro‑rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross‑claim.
26.8
Maintenance of register of Lenders.  During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9
Reliance on register of Lenders.  The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10
Authorisation of Agent to sign Transfer Certificates.  The Borrower, the Arranger, the Account Bank, the Security Trustee, each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11
Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of US$2,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender. Such fees will not burden any of the Security Parties under any circumstances.

26.12
Sub-participation; subrogation assignment.  A Lender may sub‑participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13
Disclosure of information.  A Lender may disclose to a potential Transferee Lender or sub‑participant any information necessary to effect the relevant transaction which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance

Document, provided that the potential Transferee Lender or sub-participant shall have first signed a confidentiality undertaking in relation thereto.
26.14	Change of lending office. A Lender may change its lending office without consultation with the Borrower by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
26.15
Notification.  On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16
Security over Lenders' rights.  In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from, the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:
(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to  be made or granted to the relevant Lender under the Finance Documents.

26.17	Consent to disclosure. The Borrower authorises any of the Lenders to disclose all information related or connected to:
(a)	the Ship or any other vessel owned or operated by a Security Party;
(b)	the negotiation, drafting and content of this Agreement and the Finance Documents;
(c)	the Loan; or
(d)	any Security Party,

to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) which any of the Lenders may in its discretion deem necessary or desirable in connection with this Agreement or any other Finance Documents and/or the protection or enforcement of its rights thereunder, provided that the recipient has agreed to treat the information as confidential.
27.	VARIATIONS AND WAIVERS
27.1
Variations, waivers etc. by Majority Lenders.  Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2
Variations, waivers etc. requiring agreement of all Lenders.  However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":

(a)	a change in the Margin or in the definition of LIBOR;
(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sums payable under this Agreement;
(c)	a change to any Lender's Commitment;
(d)	an extension of the Availability Period;
(e)	a change to the definition of "Majority Lenders" or "Finance Documents";
(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 11.17, 11.18, 17, 19 or 30;
(g)	a change to this Clause 27;
(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and
(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.
27.3
Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or
(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law, and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.
27.4
Notification of Variation or Waiver.  No variation or waiver may be made before the date falling ten (10) Business Days after the terms of that variation or waiver have been notified by the Agent to the Lenders, unless each Lender is a FATCA Protected Lender. The Agent shall notify the Lenders reasonably promptly of any variations or waivers proposed by the Borrower.

27.5	Variation or Waiver: FATCA.
(a)
Notwithstanding the foregoing, if the Agent or a Lender reasonably believes that an amendment or waiver may constitute a "material modification" for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Borrower and the Agent accordingly, that amendment or waiver may, subject to paragraph (b) below, not be effected without the consent of the Agent or that Lender (as the case may be).

(b)	The consent of a Lender shall not be required pursuant to paragraph (a) above if that Lender is a FATCA Protected Lender.
28.	NOTICES
28.1
General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:
(a)	to the Borrower:	c/o Eurodry Ltd 4, Messogiou & Evropis Street 151 24, Maroussi Athens, Greece Fax No: +30 2111 804097 Attn: Mr. Tassos Aslidis/Mr. George Kavalis

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate;

(c)	to the Arranger, Account Bank and Security Trustee:	EUROBANK ERGASIAS S.A. 83, Akti Miaouli Street 185 38 Piraeus Greece Fax No: +30 210 4587877;

(d)	to the Agent:	EUROBANK ERGASIAS S.A. 83, Akti Miaouli Street 185 38 Piraeus Greece Fax: +30 210 4587877 Attn: Mr S. Yagos

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Arranger, the Account Bank and the Security Parties.
28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5 p.m. local time;
the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.
28.5
Illegible notices.  Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6
Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if, in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
28.7	English language. Any notice under or in connection with a Finance Document shall be in English.
28.8	Meaning of "notice". In this Clause "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28.9	Electronic communication.
(a)
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)	notify each other of any change to their respective addresses or any other such information supplied to them.
(b)
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.	SUPPLEMENTAL
29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
29.2
Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
29.4	Counterparts. A Finance Document may be executed in any number of counterparts.
29.5
PATRIOT Act Notice.  Each of the Agent and the Lenders hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies the Borrower and each Security Party, which information includes the name and address of the Borrower and each Security Party and such other information that will allow the Agent and each of the Lenders to identify the Borrower and each Security Party in accordance with the PATRIOT Act.

30.	LAW AND JURISDICTION
30.1	English law. This Agreement (and any non-contractual obligations connected with it) shall be governed by, and construed in accordance with, English law.
30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:
(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.
30.4
Process agent. The Borrower irrevocably appoints Hill Dickinson Services (London) Ltd at their office for the time being, presently at The Broadgate Tower, 20 Primrose Street, London, EC2A 2EW, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5
Creditor Party rights unaffected.  Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.
AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE 1
THE LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment
EUROBANK ERGASIAS S.A.	83, Akti Miaouli Street 185 38 Piraeus Greece Fax No: +30 210 4587877 Attn: Loans Administration	US$15,000,000

SCHEDULE 2
DRAWDOWN NOTICE

To:	EUROBANK ERGASIAS S.A. 83, Akti Miaouli 185 38 Piraeus Greece

Attention:	[Loans Administration]

[●] 2018
DRAWDOWN NOTICE

1.
We refer to the loan agreement (the "Loan Agreement") dated [●] 2018  and made between (1) ourselves as Borrower, (2) the Lenders referred to therein and (3) yourselves as Arranger, Account Bank, Agent and as Security Trustee in connection with a secured term loan of up to US$15,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to draw the Loan as follows:
(a)	Amount: US$ [●];
(b)	Drawdown Date: [●] 2018;
(c)	Duration of the first Interest Period shall be [●] months;
(d)	Payment instructions: account of [●] and numbered [●] held with [●] of [●].
3.	We represent and warrant that:
(a)	the representations and warranties in Clause 10 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at this date;
(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.
4.	This notice cannot be revoked without the prior consent of the Majority Lenders.

Yours faithfully

--------------------------------------
[●]
authorised signatory for
ULTRA ONE SHIPPING LTD

SCHEDULE 3
CONDITION PRECEDENT DOCUMENTS
PART A
The following are the documents referred to in Clause 9.1(a):
1.	A duly executed original of this Agreement, the Agency and Trust Deed, the Guarantee, the Accounts Pledge (together with all notices of assignment required thereunder).
2.
Copies of the certificate of incorporation and constitutional documents of the Borrower, the Guarantor and the Approved Manager, together with up to date evidence of the good standing of the Borrower, the Guarantor and the Approved Manager or equivalent documents establishing the incorporation and/or good standing (as the case may be) of the Approved Manager.

3.
Originals of resolutions of the directors and shareholders of the Borrower and originals of the relevant minutes containing the resolutions of the directors of the Guarantor and the Approved Manager authorising the execution of each of the Finance Documents referred to at 1 above to which the Borrower and/or any other Security Party is a party and authorising named officers to give the Drawdown Notice and other notices under this Agreement.

4.	The original of any power of attorney under which any Finance Document referred to at 1 above is executed on behalf of the Borrower, the Guarantor and the Approved Manager.
5.	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.
6.
All documentation required by the Agent in respect of the Borrower and any other Security Party pursuant to each Lender's "Know your customer" requirements based on applicable laws and regulations from time to time and the Agent's own internal guidelines from time to time, together with such other documents or evidence as the Lenders may reasonably require with respect to money laundering regulations.

7.	Documentary evidence that the agent for service of process named in Clause 30 of this Agreement has accepted its appointment.
8.
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning English law and the laws of Liberia and/or the Marshall Islands and such other relevant jurisdictions as the Agent may require.

9.
A certificate in a form and substance satisfactory to the Lenders confirming the legal ownership and the beneficial ownership of the shares in the Borrower, in a form and substance satisfactory to the Agent in its sole discretion.

10.	The originals of any mandates or other documents required in connection with the opening and operation of the Earnings Account and the Retention Account.

11.	Receipt by the Agent and the Arranger of all fees due under Clause 20 of this Agreement.
12.	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.
PART B
The following are the documents referred to in Clause 9.1(b):
1.
In respect of the Ship, a duly executed original of the Mortgage and the Assignment (together with all notices of assignment and acknowledgements required thereunder), together with original resolutions of directors/shareholders and a power of attorney of the Borrower with respect to the execution of such Finance Documents by the Borrower.

2.	Documentary evidence that:
(a)	the Ship will on the Drawdown Date be definitively and permanently registered in the name of the Borrower under the Approved Flag;
(b)	the Ship will on the Drawdown Date (or as soon as reasonably practicable therafter) be in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;
(c)
the Ship will on the Drawdown Date be classed with the highest available class with Lloyds Register of Ships (or IACS equivalent) free of all overdue recommendations and conditions of such classification society affecting Class;

(d)
the Mortgage in respect of the Ship has been executed by the Borrower and has been, or will immediately following drawdown of the Loan be, registered against the Ship as a valid first priority ship mortgage in accordance with the laws of the Approved Flag State; and

(e)	the Ship will on the Drawdown Date be insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances shall have been complied with.
3.	Documents establishing that the Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Agent, together with:
(a)	the Approved Manager's Undertaking in respect of the Ship, together with a copy of the ship management agreement for the Ship;
(b)	the Guarantor's Undertaking-Assignment in respect of the Ship;
(c)	copies of the Document of Compliance and Safety Management Certificate and ISSC;
(d)
copies of such other ISM Code or ISPS Code documentation as the Agent may by written notice to the Borrower have requested not later than 2 days before the Drawdown Date, certified as true and complete in all material respects by the Borrower and the Approved Manager.

5.	Evidence that the Minimum Liquidity is maintained in an account of the Borrower or the Guarantor.
6.	Valuation of the Ship addressed to the Agent (at the cost and the expense of the Borrower), prepared in accordance with Clause 15.4 of this Agreement, in a form satisfactory to the Agent.
7.
A favourable opinion from an independent insurance consultant appointed by the Agent on such matters relating to the insurances for the Ship as the Agent may require, and at the cost and expense of the Borrower.

8.
Favourable legal opinions from lawyers appointed by the Lenders on such matters concerning English law and the laws of Liberia, the laws of the Marshall Islands, the laws of the Approved Flag State (if different) and such other relevant jurisdictions as the Lenders may require.

9.	Receipt by the Agent of any fees due under Clause 20 of this Agreement.
10.	Evidence of the lightweight displacement of the Ship;
Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower or an Attorney at Law.

SCHEDULE 4
TRANSFER CERTIFICATE
The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.
To:
EUROBANK ERGASIAS S.A. for itself and for and on behalf of the Borrower, each Security Party, the Arranger, the Account Bank, the Agent, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[●]
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated  [●] 2018 and made between (1) the entity named therein as borrower (the "Borrower"), (2) the banks and financial institutions named therein as Lenders, (3) EUROBANK ERGASIAS S.A. as Arranger, Account Bank, Agent and Security Trustee, for a secured term loan of up to US$15,000,000.
1.	In this Certificate:
"the Relevant Parties" means the Borrower, each Security Party, the Arranger, the Account Bank, the Agent, the Security Trustee and each Lender;
"the Transferor" means [full name] of [lending office];
"the Transferee" means [full name] of [lending office].
Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.
3.	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.
4.
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [●] per cent of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution	Amount transferred

5.
By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to US$[●]] [from [●] per cent. of its Commitment, which percentage represents   UD$[●]] and the Transferee acquires a Commitment of US$[●].

6.
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect. [For the avoidance of doubt the Transferor shall remain as [●] under the Loan Agreement and the Finance Documents].

7.
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8.            The Transferor:
(a)	warrants to the Transferee and each Relevant Party:
(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and
(ii)	that this Certificate is valid and binding as regards the Transferor;
(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above;
(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9.	The Transferee:
(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;
(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Arranger, the Account Bank, the Agent, the Security Trustee or any Lender in the event that:
(i)	the Finance Documents prove to be invalid or ineffective,
(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;
(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Arranger, the Account Bank, the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)
warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.
10.
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11.
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12. This Certificate (and any non-contractual obligations connected with it) shall be governed by and construed in accordance with English law, and may be executed in any number of counterparts, each of which shall be deemed an original).
[Name of Transferor]		[Name of Transferee]

By:	[●]	By:	[●]
Date:	[●]	Date:	[●]

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

EUROBANK ERGASIAS S.A.

By:	[●]
Date:	[●]

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Telex:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Email:
Account for payments:

Note:
This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5
FORM OF COMPLIANCE CERTIFICATE

To:	EUROBANK ERGASIAS S.A. 83, Akti Miaouli 185 38 Piraeus Greece

Attn:	Loans Administration

Dear Sirs	[date]

Loan Agreement dated [●] 2018 (the “Loan Agreement”) made between (i) the Borrower referred to therein, (ii) the Lenders referred to therein and (iii) EUROBANK ERGASIAS S.A. as Arranger, Account Bank, Agent and Security Trustee in connection with a loan facility of up to US$15,000,000.
Terms defined in the Loan Agreement have their defined meanings when used in this Compliance Certificate.
We enclose with this certificate a copy of the audited consolidated annual accounts of the Guarantor referred to in the Loan Agreement (the "Guarantor") for the financial year commencing on 31.01.2018 or latest on 31st May 2018 (being the date of the Guarantor's spin out). The accounts (i) have been prepared in accordance with all applicable laws and GAAP consistently applied, (ii) give a true and fair view of the state of affairs of the Guarantor at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Guarantor.
We also enclose copies of the valuations of the Ship which are used in calculating the asset cover ratio under Clause 15.1 of the Loan Agreement as at [●].
The Borrower represents that no Event of Default has occurred as at the date of this certificate [(except for the following matter or event [set out all material details of mater or event]).]
We now certify that, as at [●] the asset cover ratio under Clause 15.1 of the Loan Agreement is [●]%.
We hereby repeat the representations and warranties set out in Clause 10 of the Loan Agreement and confirm that they remain true and correct by reference to the facts and circumstances existing on the date of this Compliance Certificate.
This certificate shall be governed by, and construed in accordance with, English law.

Signed

____________________
[●]
authorised signatory for
ULTRA ONE SHIPPING LTD

EXECUTION PAGES

THE BORROWER

Signed by		)
STEFANIA KARMIRI		)	/s/ Stefania Karmiri
for and on behalf of		)
ULTRA ONE SHIPPING LTD		)
of the Marshall Islands		)
in the presence of

Witness:	/s/
Name:
Address:
Occupation:	Attorney-at-law

THE LENDERS

Signed by		)
STAVROS YAGOS		)	/s/ Stavros Yagos
and		)
for and on behalf of Nikoletta Mitropoulou		)
EUROBANK ERGASIAS S.A.		)
in the presence of		)

Witness:	/s/
Name:
Address:
Occupation:	Attorney-at-law

THE ARRANGER

Signed by		)
STAVROS YAGOS		)	/s/ Stavros Yagos
and		)
for and on behalf of Nikoletta Mitropoulou		)
EUROBANK ERGASIAS S.A.		)
in the presence of

Witness:	/s/
Name:
Address:
Occupation:	Attorney-at-law

THE ACCOUNT BANK

Signed by
STAVROS YAGOS		)
and		)	/s/ Stavros Yagos
for and on behalf of Nikoletta Mitropoulou		)
EUROBANK ERGASIAS S.A.		)
in the presence of		)

Witness:	/s/
Name:
Address:
Occupation:	Attorney-at-law

THE AGENT

Signed by
STAVROS YAGOS		)
and		)	/s/ Stavros Yagos
for and on behalf of Nikoletta Mitropoulou		)
EUROBANK ERGASIAS S.A.		)
in the presence of		)

Witness:	/s/
Name:
Address:
Occupation:	Attorney-at-law

THE SECURITY TRUSTEE

Signed by
STAVROS YAGOS		)
and		)	/s/ Stavros Yagos
for and on behalf of Nikoletta Mitropoulou		)
EUROBANK ERGASIAS S.A.		)
in the presence of		)

Witness:	/s/
Name:
Address:
Occupation:	Attorney-at-law